525 W. Monroe Street Chicago, IL 60661-3693 312.902.5200 tel 312.902.1061 fax

July 14, 2006

Cleveland BioLabs, Inc.
11000 Cedar Avenue
Suite 290
Cleveland, Ohio 44106

Re: Cleveland BioLabs, Inc.
       Registration on Form SB-2

Ladies and Gentlemen:

We have acted as counsel to Cleveland BioLabs, Inc., a Delaware corporation (the “Company”), in connection with the initial public offering by the Company of up to 1,955,000 shares (including 255,000 shares subject to an over-allotment option) (the “Shares”) of the Company’s Common Stock, $0.005 par value per share (the “Common Stock”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-B under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of directors, officers and employees of, and the accountants for, the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (i) the Registration Statement on Form SB-2 (File No. 333-131918) as filed with the Securities and Exchange Commission (the “Commission”) on February 17, 2006 under the Act, and Amendments No. 1 through 4 thereto, filed on April 25, 2006, May 31, 2006, July 10, 2006 and July 14, 2006, respectively (such registration statement, as so amended, being hereinafter referred to as the “Registration Statement”); (ii) the Issuer Free-Writing prospectuses as filed with the Commission on July 10, 2006 and July 14, 2006; (iii) the form of the Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into by and between the Company and Sunrise Securities Corporation and Roth Capital Partners, LLC, as representatives of the Underwriters named therein (the “Underwriters”), filed as an exhibit to the Registration Statement; (iv) a specimen certificate representing the Common Stock; (v) the Certificate of Incorporation of the Company, as presently in effect; (vi) the By-Laws of the Company, as presently in effect; and (vii) certain resolutions of the Board of Directors of the Company and drafts of certain resolutions (the “Draft Resolutions”) of the Pricing Committee of the Board of Directors (the “Pricing Committee”) relating to the issuance and sale of the Shares and related matters.

In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof.

Based upon and subject to the foregoing, it is our opinion that when (i) the Registration Statement becomes effective; (ii) the price at which the Shares are to be sold to the Underwriters pursuant to the Underwriting Agreement and other matters relating to the issuance and sale of the Shares have been approved by the Pricing Committee in accordance with the Draft Resolutions; (iii) the Underwriting Agreement has been duly executed and delivered; and (iv) certificates representing the Shares in the form of the specimen certificates examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock or registered and issued electronically through The Depository Trust Company, registered by such transfer agent and registrar for the Common Stock, and delivered to, and paid for by, the Underwriters as contemplated by the Underwriting Agreement, will have been duly authorized, the Shares will be validly issued, fully paid and nonassessable.

Our opinions expressed above are limited to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware constitution and the reported judicial decisions interpreting such laws, and we do not express any opinion concerning any other law.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

By:	/s/ KATTEN MUCHIN ROSENMAN LLP
KATTEN MUCHIN ROSENMAN LLP

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